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                                                                Exhibit 10.14

                                FREEMARKETS, INC.

                        Change of Control Separation Plan

                                  Introduction

         The Board of Directors (the "Board") of FreeMarkets, Inc. (the "Company") recognizes that the Company, as a publicly held company, may experience a Change of Control (as hereinafter defined), and that the possibility of a Change of Control may create uncertainty resulting in the loss or distraction of certain key employees of the Company to the detriment of the Company and its stockholders.

         The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its stockholders. The Board therefore requested that the Compensation Committee of the Board (the "Committee") consider what steps should be taken to avoid such loss and distraction.

         The Committee has recommended that the Board, in order to help assure the Company of the continued employment and dedication to duty of certain designated key employees for the benefit of the Company and its stockholders, adopt the FreeMarkets, Inc. Change of Control Separation Plan.

         Therefore, in order to fulfill the above purposes and upon the recommendation of the Committee, the FreeMarkets, Inc. Change of Control Separation Plan is hereby adopted by the Board.

                                   ARTICLE I

                              ESTABLISHMENT OF PLAN

         As of the Effective Date, the Company has established a plan known as the FreeMarkets, Inc. Change of Control Separation Plan as set forth in this document.

                                   ARTICLE II

                                   DEFINITIONS

         As used herein the following words and phrases shall have the following respective meanings:

         Base Pay. "Base Pay" shall mean the Participant's annual base salary in effect on the Date of Termination or, if higher, the Participant's annual base salary in effect on the date of the Change of Control.

         Board.  The Board of Directors of the Company.

         Cause. "Cause" shall mean a determination by the Board in the exercise of good faith and reasonable judgment that the Participant has engaged in conduct that is either criminal or fraudulent and that is reasonably likely to result in substantial harm to the Company's business or financial condition, including, without limitation, embezzlement or theft of Company property; or


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commission of a felony, or of a misdemeanor involving fraud or dishonesty, in the course of his or her employment by the Company.

         Change of Control.  "Change of Control" shall mean:

         (i) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than the Company or an employee benefit plan of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Company Voting Securities"); or

         (ii) A reorganization, merger, consolidation or recapitalization of the Company (a "Business Combination"), other than a Business Combination in which more than 50% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to such Business Combination, were the holders of the Company Voting Securities; or

         (iii) A complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company; or

         (iv) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to such date whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board.

         Code.  The Internal Revenue Code of 1986, as amended from time to time.

         Committee.  The Compensation Committee of the Board.

         Company.  FreeMarkets, Inc., a Delaware corporation, and any Successor.

         Date of Termination. The date of a Participant's termination of employment with the Company and its Subsidiaries.

         Effective Date.   November 1, 2003.

         Good Reason. Without the Participant's express written consent, the occurrence of any one or more of the following:

         (i) The Participant's job responsibilities are substantially diminished from those in effect immediately prior to the Change of Control;

         (ii) The Company requires the Participant to be based at a location in excess of fifty (50) miles from the Participant's principal job location or office immediately prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with the Participant's business travel obligations immediately prior to the Change of Control;


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         (iii) The Company does any of the following: (a) reduces the
Participant's Base Pay; (b) materially reduces or eliminates the Participant's opportunity to earn bonuses or incentive compensation as compared to such opportunity available to the Participant prior to the Change of Control; or (c) materially reduces the employee benefits provided to the Participant from the level in effect immediately prior to the Change of Control (excluding any reduction that is generally applicable to all or substantially all salaried Company employees); or

         (iv) The Company fails to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company's obligations to the Participant under this Plan, as contemplated in Article V herein.

         Incentive Pay. "Incentive Pay" shall mean the average of the annual bonuses paid by the Company to the Participant for the three years prior to the year in which the Change of Control occurs (or if the Participant has been employed for less than three years prior to the year in which the Change of Control occurs, the average of all of the annual bonuses paid by the Company to the Participant, with any pro rated bonus paid for a period less than a full year annualized in determining such average).

         Participants. All Participants under the Plan as determined under
Article III.

         Plan. The FreeMarkets, Inc. Change of Control Separation Plan as set forth herein.

         Release. The release referred to in Section 7.3 of the Plan.

         Separation Benefits. The benefits provided in accordance with Section
4.2 of the Plan.

         Subsidiary. Any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company, if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

         Successor. Another corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.

                                  ARTICLE III

                                  PARTICIPANTS

         Annex A to this Plan provides a list of the key employees of the Company or its Subsidiaries who have been designated by the Board or the Committee as Participants as of the Effective Date. The Board or the Committee may from time to time designate other key employees as Participants; in such case, Annex A shall be deemed to be revised to reflect the addition of such Participants. A Participant shall cease to be a Participant in the Plan when he ceases to be an employee of the Company or a Subsidiary.




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                                   ARTICLE IV

                               SEPARATION BENEFITS

         4.1 Right to Separation Benefits. A Participant shall be entitled to Separation Benefits as provided in Section 4.2 if a Change of Control occurs, and if within eighteen (18) months thereafter, the Participant's employment with the Company and its Subsidiaries terminates either (a) by action of the Company or a Subsidiary without Cause or (b) by reason of the Participant's resignation from such employment for Good Reason. No action of the Company or a Subsidiary in terminating the employment of a Participant shall be considered as having been taken for Cause unless, at the time such action is taken, the Board provides written notice to the Participant, identifying the Cause with particularity.

         4.2 Separation Benefits. If a Participant's employment terminates in circumstances entitling him to Separation Benefits as provided in Section 4.1, the Participant shall be entitled to the following:

                  (a) A lump sum cash payment equal to (i) one and one-half times Base Pay, plus (ii) one and one-half times Incentive Pay. In the case of a Participant who is the Company's Chief Executive Officer immediately prior to the Change of Control, "three" shall be substituted for "one and one-half" in each instance in the preceding sentence. Payment shall be made within ten days after the Participant's Date of Termination (or the end of the revocation period for the Release, if later).

                  (b) A pro rated payment of the Participant's Incentive Pay for the year in which his termination of employment occurs. The pro rated payment shall be based on the Participant's Incentive Pay as of the Participant's Date of Termination, multiplied by a fraction, the numerator of which is the number of days during which the Participant was employed by the Company or a Subsidiary in the year of his termination and the denominator of which is 365. Such pro rated payment shall be made to the Participant in a lump sum within ten days after the Participant's Date of Termination (or the end of the revocation period for the Release, if later).

                  (c) For a period of eighteen months following the Date of Termination (thirty-six months in the case of a Participant who is the Company's Chief Executive Officer immediately prior to the Change of Control), the Participant shall continue to receive the medical and dental coverage in effect on the Date of Termination (or generally comparable coverage) for himself or herself and, where applicable, his or her spouse and dependents, as the same may be changed from time to time for salaried employees generally, as if the Participant had continued in employment during such period; or, as an alternative, the Company may elect to pay the Participant cash in lieu of such coverage in an amount equal to the Participant's reasonable after-tax cost of continuing comparable coverage, where such coverage may not be continued by the Company (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). If the Participant does not receive the cash payment described in the preceding sentence, the Company shall take all commercially reasonable efforts to provide that the COBRA health care continuation coverage period under section 4980B of the Code shall commence immediately after the foregoing benefit period, with such continuation coverage continuing until the end of the applicable COBRA health care continuation coverage period.

                  (d) Any stock options or restricted stock granted to the Participant by the Company which are not exercisable as of the Date of Termination shall become exercisable


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immediately prior to the Date of Termination in accordance with the special vesting schedule set forth below, which schedule shall determine the vested status of such unvested stock options or restricted stock based on the Participant's continuous employment service with the Company or any Successor on the Date of Termination, regardless of the grant date of such stock options or restricted stock. The percentage of a Participant's unvested stock options or shares of restricted stock that shall be deemed vested under this subsection (d) is as follows:

                  (i) Participant with less than one year of service: 25%.

                  (ii) Participant with one or more, but less than four, years of service: 25% , plus an additional 2.0833% (rounded up to the nearest whole number of shares) for each month of service after one year.

                  (iii) Participant with four or more years of service: 100%.

         All stock options and restricted stock grants held by the Participant on the Date of Termination shall be administered in accordance with the terms of the applicable plan under which such grants have been made; provided, that the foregoing provision for accelerated vesting shall, while this Plan continues in effect, be deemed part of any grant instrument governing any stock options or restricted stock granted to a Participant, with any such grant instrument entered into before the Effective Date (or, as applicable, before an employee becomes a Participant) being deemed to have been amended as of the Effective Date (or such later participation date) to provide therefor. If the applicable stock plan or grant instrument, without regard to this Section 4.2, provides the Participant the right to accelerated vesting of stock options or restricted stock in the case of termination of employment following a Change of Control, then the Participant's right to accelerated vesting shall be determined solely by whichever of the stock plan, such grant instrument or the provisions of this
Section 4.2 provides the most favorable accelerated vesting rights for the Participant in such event.

         4.3 Other Benefits Payable. The Separation Benefits described in
Section 4.2 above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, or other benefits which may be owed to a Participant following termination, including but not limited to severance pay, accrued vacation or sick pay amounts or benefits payable under any bonus or other compensation plans, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan.

         4.4 Obligations Absolute. Upon a Change of Control, the Company's obligations to provide the Separation Benefits described in Section 4.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against any Participant.

         4.5 Certain Adjustments in Payments.

                  (a) The provisions of this Section 4.5 shall apply notwithstanding anything in this Plan to the contrary. Subject to subsection (b) below, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of the Participant, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of section 280G of the Code, the Company shall pay the Participant an additional amount (the "Gross-Up Payment") such that the net amount retained by the Participant after


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deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, employment tax, excise tax and other tax imposed upon the Gross-Up Payment, shall be equal to the Payment.

                  (b) Notwithstanding subsection (a), and notwithstanding any other provisions of this Plan to the contrary, if the net after-tax benefit to the Participant of receiving the Gross-Up Payment does not exceed the Safe Harbor Amount (as defined below) by more than 10% (as compared to the net after-tax benefit to the Participant resulting from elimination of the Gross-Up Payment and reduction of the Payments to the Safe Harbor Amount), then (i) the Company shall not pay the Participant the Gross-Up Payment, and (ii) the provisions of subsection (c) below shall apply. The term "Safe Harbor Amount" means the maximum dollar amount of parachute payments that may be paid to the Participant under section 280G of the Code without imposition of an excise tax under section 4999 of the Code.

                  (c) The provisions of this subsection (c) shall apply only if the Company is not required to pay the Participant a Gross-Up Payment as a result of subsection (b) above. If the Company is not required to pay the Participant a Gross-Up Payment as a result of the provisions of subsection (b), the Company will apply a limitation on the Payment amount as follows: The aggregate present value of the Separation Benefits under Section 4.2 of this Plan shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of such Separation Benefits without causing any Payment to be subject to the limitation of deduction under section 280G of the Code. For purposes of this Section 4.5, "present value" shall be determined in accordance with section 280G(d)(4) of the Code.

                  (d) All determinations to be made under this Section 4.5 shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the Change of Control ("Accounting Firm"), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Participant within ten days of the Participant's Date of Termination. If any Gross-Up Payment is required to be made, the Company shall make the Gross-Up Payment within ten days after receiving the Accounting Firm's calculations. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 4.5 shall be borne solely by the Company.

                                   ARTICLE V

                              SUCCESSOR TO COMPANY

         The Plan shall bind any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a Successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such Successor expressly and unconditionally to assume and agree to perform the Company's obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.


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                                   ARTICLE VI

                       DURATION, AMENDMENT AND TERMINATION

         6.1 Duration. If a Change of Control has not occurred, the Plan shall expire five years from the Effective Date, unless sooner terminated as provided in Section 6.2, or unless extended as described below. Following the end of the five year term, on each anniversary of the Effective Date before a Change of Control, the term of the Plan shall be automatically extended to continue for an additional one year period, unless the Board determines before the anniversary date that the term will not be extended. If a Change of Control occurs during the term of this Plan, the Plan shall continue in full force and effect and shall not terminate or expire until all Participants who become entitled to Separation Benefits hereunder shall have received such benefits in full.

         6.2 Amendment and Termination. The Plan may be terminated or amended in any respect by resolution adopted by the Board, unless a Change of Control has occurred. Upon the occurrence of a Change of Control, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

         6.3 Form of Amendment. The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Plan shall automatically effect a corresponding amendment to all Participants' rights hereunder. A termination of the Plan shall automatically effect a termination of all Participants' rights and benefits hereunder.

                                  ARTICLE VII

                                  MISCELLANEOUS

         7.1 Indemnification. If, following a Change of Control, a Participant institutes any legal action seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by the Plan, the Company will pay for all legal fees and expenses incurred by such Participant in the course of such action.

         7.2 Employment Status. The Plan does not constitute a contract of employment or impose on the Participant or the Company or any of its Subsidiaries any obligation to retain the Participant as an employee, to change the status of the Participant's employment, or to change the Company's policies or those of its Subsidiaries regarding termination of employment.

         7.3 Release Required. No Separation Benefits shall be paid or provided under Section 4.2 unless the Participant executes, and does not revoke, a written release, substantially in the form attached hereto as Annex B (the "Release"), of any and all claims against the Company and all related parties with respect to all matters arising out of the Participant's employment by the Company (other than entitlements under the terms of this Plan or under any other plans or programs of the Company in which the Plan participated and under which the Participant has accrued or become entitled to a benefit) or a termination thereof.

         7.4 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which


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shall remain in full force and effect, and any prohibition or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.5 Governing Law. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the Commonwealth of Pennsylvania, other than the conflict of law provisions of such laws.



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                                     ANNEX A

                    List of Participants As Of Effective Date



         David McCormick
         Prashant Dholakia
         Joseph Juliano
         Kent Parker
         Sara Pfaff
         Daryl Rolley
         Sean Rollman


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                                     ANNEX B

                                RELEASE AGREEMENT


         This Release Agreement (this "Agreement") is entered into on _______________, 200__, by and between FreeMarkets, Inc. ("FreeMarkets") and
_______________, ("You").

         In exchange for the Separation Benefits (as therein defined) and other payments provided under Sections 4.2 and 4.5 of the FreeMarkets, Inc. Change of Control Separation Plan, you agree to release FreeMarkets (and its affiliates, subsidiaries, successors, predecessors and assigns, past and present; its and their benefit plans and any administrator, fiduciary or service provider with respect thereto (except with respect to any vested benefits thereunder), past and present; and its and their officers, directors, shareholders, owners, employees and representatives, past and present) from any and all claims or causes of action, known or unknown, arising out of or in any way connected with or related to your employment (or its termination) with FreeMarkets, not including, however, any claims that may arise after the execution of this Agreement. Such claims and causes of action covered by this Agreement shall include, but are not limited to, breach of contract, violation of public policy, impairment of economic opportunity, intentional or negligent infliction of emotional harm, or any other tort, or any federal, state, municipal or local statute or ordinance relating to employment, including, but not limited to, any claims or causes of action arising under any federal, state or local laws, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.
Section 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C.
Section 621 et seq., the Americans with Disabilities Act, 29 U.S.C. Section 12101 et seq., the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq., any common law contract or tort claims now or hereafter recognized, and all claims for counsel fees and costs.

         You acknowledge that neither FreeMarkets nor any other person or entity released by this Agreement has (a) discriminated against You, (b) breached any contract with You, (c) committed any civil wrong (tort) against You, or (d) otherwise acted unlawfully towards You. FreeMarkets similarly releases any claims it may have against You.

         You warrant that You have returned all FreeMarkets property, including copies thereof, in your possession, custody and control. Such FreeMarkets property includes all FreeMarkets equipment and materials in your home office.

         You represent that You have completely and carefully read this Agreement and understand it, and that you voluntarily accept the terms of this Agreement in exchange for the Separation Benefits and other payments set forth above, which are adequate and satisfactory to You. You represent and warrant that You have not made, or caused to be made, any assignment or transfer of any claim herein being released.

         You agree, covenant and promise that You have not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Agreement to any persons with the exception of members of your immediate family, attorney, accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms. You further agree that You will not disparage FreeMarkets or its products or services. This obligation extends to all statements, written or oral, whether intended to be public or private.

         This Agreement contains the entire agreement between FreeMarkets and You and, with the exception of the Non-Competition and Confidentiality Agreement executed on


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_______________, (a copy of which is attached hereto as Exhibit A), which You hereby reaffirm, this Agreement supersedes any and all prior agreements, communications or understandings, whether oral or written, pertaining to the subject matter hereof. You represent and acknowledge that in executing this Agreement, You have not relied upon any representation or statement not set forth herein made by any employee or representative of FreeMarkets. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be unenforceable in any respect under the law of any state or of the United States of America, such unenforceable provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. The construction, interpretation or performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania other than the conflict of laws provisions of such laws.

         Nothing contained in this Agreement is an admission or evidence of any wrongdoing or liability on the part of FreeMarkets nor of any violation of any federal, state, local or municipal statute, regulation or principle of common law or equity. FreeMarkets expressly denies any wrongdoing of any kind in connection with your employment.

         You hereby certify that (a) You have read the terms of this Agreement and that You understand its terms and effects, including the fact that You have agreed to release and forever discharge FreeMarkets from any legal action arising out of your employment relationship with FreeMarkets, the terms and conditions of that employment relationship, and the cessation of that employment relationship; (b) You have signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which You acknowledge as adequate and satisfactory to You and beyond that to which You are otherwise entitled; (c) You have been advised by FreeMarkets, through this document, to consult with an attorney concerning this Agreement before signing; (d) You understand that by executing this Agreement, You are not waiving rights or claims that may arise after the date the waiver is executed; (e) FreeMarkets has provided You with at least twenty-one (21) days [forty-five (45) days] within which to consider whether to sign this Agreement, and that You signed on the date indicated below after concluding that this Agreement is satisfactory to You; (f) You have a right to revoke this Agreement for a period of seven (7) days following the Agreement's execution by giving written notice to FreeMarkets by fax or hand delivery to the attention of the Chief Legal Officer of FreeMarkets; and (g) neither FreeMarkets, nor any of its agents, representatives or attorneys have made any representations to You concerning the terms or effects of this Agreement other than those contained herein.

                      IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Release
Agreement this ____ day of ________________________, 200__.

FREEMARKETS, INC. (FREEMARKETS)                   _______________________ (YOU)




BY: _________________________________



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